Exhibit 99.1

Transcript of bBooth shareholder call dated November 2, 2015

Good afternoon, I’m Rory Cutaia, Chairman and CEO of bBooth and thank you for joining us. The response to the invitation to today’s meeting was very impressive and is a testament to the level of interest bBooth is generating in the marketplace.

I must begin by reminding everyone that this presentation contains forward looking statements that are not guarantees of future performance and actual results may differ materially from those contemplated herein. Please refer to the Safe Harbor Statement that preceded this presentation which was also attached to your invitation confirmation. – Ok – let’s begin.

We’ve implemented a lot of changes here at bBooth – all designed with one thing in mind – INCREASED SHAREHOLDER VALUE.  Our interests and yours remain aligned in that regard as virtually everyone on our management team is either a shareholder or an option holder.

I’ve got a lot of exciting information to share about bBooth, and a demonstration of the amazing technology behind a brand new PRODUCT LINE we’re bringing to market - but first let me address what is foremost on the minds of most of you – the recent precipitous drop in the price of our stock.

I’ve received and responded to scores of telephone calls and emails from shareholders and market makers, and many others who were just curious, asking why. What caused it?

The answer is – I don’t know.  If I knew how, what and why people make investment decisions, I would be in a different business.  But here’s what I do know and here’s what you should know:

First – we have NOT taken on ANY toxic debt. We have not entered into any so-called “death-spiral” financing arrangements.

In fact, the only meaningful debt the company has is debt provided by me and a couple of other close friends of the company who are also shareholders.  Yes – we’re currently not showing cash on our balance sheet because I’ve been funding the company’s operations on a monthly basis. Why – because I believe in this business, I believe in my team, and I believe in me.

This isn’t my first rodeo. I’ve done this more than once and I’ve created impressive returns for my investors as well as myself.  I contributed the first $1M to launch this business. And since the beginning of this year I’ve contributed over a $1M more.  Again – I’m a believer and I put my money where my mouth is.

Ok – let’s talk about the business. Let’s talk about where we’ve been, where we are, and where we’re going.

One year ago, we completed an RTO transaction into a OTC public company.  After the conversion of a $1.5M bridge loan made 4 or 5 months earlier, and after the payment of fees, commissions, professionals, and other associated expenses, we netted approximately $3.6M.

At that time, we had executed an agreement to produce our own singing competition on MTV.  The show concept was that contestants would have to use our bBooths to audition for the show. This was the premise behind the bBooth business. The booths would promote the show in the malls and the show would promote the booths.  We staffed up the business in anticipation of an aggressive roll-out of booths across the country, we added a TV division, a talent management division, and awaited the “GO” date from MTV. That date never came.

Well, after months and months of development meetings, the show didn’t move forward. Ultimately, I believe most, if not everyone that was working on the show at MTV either left or was fired. So goes the TV business – and so did much of the capital we raised.  Other management teams might have walked away at that point. Not us.

Recognizing the unpredictable nature of the TV business and that we cannot build a business around a single TV show, we decided to pursue a different strategy.  First, we went through a right-sizing period. That’s the politically correct way of saying we cut staff and reduced overhead dramatically.

Next, we determined that in order for the booth business to realize its market potential, it was important that we pair the booth with a mobile app – allowing booth users to more easily view, share, comment on and post the videos they made in the booth to their social media accounts. We also wanted to allow people to use the mobile app to create videos.  But to be truly engaging, the app and the booth had to share a single operating system so users could utilize the same user name and password on either system.

We began by acquiring the technology assets, including a mobile app, of a tech company start-up called Songstagram, which we rebranded as bBoothGO, and added numerous usability tweaks.  Then we began development of the new operating system for the booths that would pair seamlessly with the mobile app.

No matter how well you plan, software design, development and coding will always take much longer and cost much more than you expect.  In our case it took 8 months – about average as I’m told. During this period, we also redesigned the booths to accommodate the new technology but couldn’t build them until the software was completed and tested to ensure that the hardware selected for the booths worked well with the new operating system.  I’m happy to say that process was recently completed. We now have booths in Los Angeles and Nashville that share the same operating system as our bBoothGO mobile app.

At or around that time, we entered into a partnership with American Idol to use our booths to cast for their upcoming 2016 season.  I’m very happy to report that the American Idol partnership was an enormous success for us as well as for American Idol.  Our technology performed flawlessly for Idol resulting in a stream of accolades from them.

This was tantamount to the Good Housekeeping seal of approval as other shows could now conclude if bBooth was good enough for American Idol, it should be good enough for them.  We’re now talking to other popular shows about using our booths for casting.

But the big win from Idol is yet to come. We’ve been advised that a contestant that auditioned in one of our booths has been selected to appear on American Idol when it airs this winter.  We can’t say anymore than that right now due to our commitments to American Idol. But what better way to demonstrate that we can deliver on our promise and our value proposition that anyone really can be discovered at bBooth.

We’ve since begun a complete redesign of the bBoothGO app.  We’re adding new features and functionality and a much more up-to-date look and feel. We’ll also be introducing some first-of-its-kind features that we believe will make bBoothGO A STAND-OUT APP in the app store.  It will also include new subscription based pricing and will launch with an exciting Facebook campaign.  We’ll provide more details as we get closer to launch which we expect to be in the first quarter of 2016.

Recognizing that building a revenue stream from these initiatives will take time, and not wanting to continue to rely on fundraising activities and loans from me to support the Company, we decided to take a different approach – to think out of the box – to identify how we could look beyond what we were currently doing and determine if there was another way to accelerate revenue generation. In so doing, we analyzed our current capabilities, our team, and our technologies and what we came up with we think you’ll find both innovative and bold.

By repositioning some of the technology we intend to incorporate into our bBooth platform, we came up with a new PRODUCT LINE we’re bringing to market right now.  We call it Notifi.

Notifi is an ASSERTIVE communications technology we will market to industries outside of the talent and entertainment industries on a subscription and licensing basis.
And we’ll do that with a dedicated team working in a new division of bBooth that we’ve named bBoothTech.

So what is assertive communications technology.  Well I think it’s one of most exciting innovations I’ve ever seen.  Imagine being able to send media-rich audio/video messaging right to the screens of your targeted recipients. Yes – the screens. To the screens of mobile phones and computers.

Let me be clear. With Notifi, businesses can ASSERTIVELY send unique, engaging video content and messaging directly to the screens of their customers without having to sit by and wait PASSIVELY for their customers to open a web browser, or an email application or a text messaging program.

All that is needed is for their customers to have an internet connected device.

I realize that what I’m describing for you is difficult to visualize so let me show you right now what it looks like.

Suppose a major greeting card company wanted to offer a new way for people to say Happy Birthday and they wanted to engage a celebrity to help them do it. How many people would pay to send this to the screens of their friends and family.

[INSERT CHRIS BROWN HAPPY BIRTHDAY NOTIFI].

What would a sponsor like Coca-Cola pay if the first 5 seconds of every one of those Happy Birthday messages was this.

[INSERT COKE NOTIFI]

Did you notice the coupon that popped up? Yes – these can be interactive.  Let’s look at how Notifi can be used by medical practitioners interacting with their patients.

[INSERT MEDICAL FORMS NOTIFI]

Imagine how effective an interactive Notifi campaign could be for a company like Sears or Amazon around the holidays.

[INSERT SANTA NOTIFI] – Kids can check off items on the list and then have it sent to their’ parents via email or to their Amazon wish lists.  Amazon could charge toy manufactures just to be included on the list.

Businesses can even use Notifi to remotely open their website on the screens of their customers’ computers and mobile devices.

[INSERT CHRIS PULLS WEBSITE NOTIFI]

Or how about if you’re a popular music artist and you want to break a new music video by sending it directly to the screens of your fans

[INSET LONNIE CRIES NOTIFI]

To give you a peek at how we’ll be incorporating this technology on the booth side of the business, here’s a cool new way to host talent competitions.

[INSERT RAP BATTLE NOTIFI] -To get on this show – you have to audition in a booth. It will have celebrity hosts. And it will be pushed to the screens of social media friends and followers. Viewers choose the winner because the contest is interactive and they vote with their computers and mobile devices as they’re watching it.

We’ve also designed it so that it’s not intrusive. Watch this.

[INSERT BE RIGHT BACK NOTIFI]

And here’s one just for fun.

[INSERT COMEDIAN BEAT-DOWN NOTIFI]

OK – So what are we doing with this technology. We’ve already begun to market the Notifi product to what we consider to be the low-hanging fruit. In this case, that’s the Muti-Level Marketing companies.  Here’s why. MLMs all have the same problems: 1. Recruitment and attrition; and 2. Compliance. Notifi for MLMs solves these problems in a simple easy to use tool.

Using our new Notifi app, new recruits can send Notifi style videos of the MLMs top sales people to the mobile and computer screens of their contacts and Facebook friends – reaching hundreds MAYBE THOUSANDS of prospects with an engaging sales pitch. Interested parties can respond in real time. This makes selling easy and fun and reduces attrition while it aids in recruitment. And because all the Notifi videos are pre-approved by the MLM management, we reduce compliance related problems dramatically.

So what are the economics. We’re offering the Notifi for MLMs product on a subscription basis. We’ve targeted MLMs first because many of them have thousands and in some cases millions of distributors and affiliates, each of whom would be charged up to $10 per month, billed directly to their individual credit cards, - generating high margin monthly recurring revenue for our Company.  Given our cost structure, a substantial portion of that monthly revenue translates DIRECTLY into EBITDA.  This product is ready RIGHT now.

I will provide an update on the Notifi for MLM product in the coming weeks. However, without running afoul of SEC disclosure rules, I can say that we are in various stages of negotiations with MLMs RIGHT NOW that have recognized the value of Notifi and the impact it could have on their businesses.

On the personnel side, I’m happy to report that we have reached agreement with Ron Spaulding, a well-respected music industry executive, who will be joining our team this month as Chief Operating Officer and we’ve extended an offer to another seasoned executive to fill our VP of Finance position.  Further disclosure on these additions to the senior management team will be forthcoming.

Well that’s all I can share right now. In closing, as I look out at 2016, I can honestly say that I’ve never been more excited about the business than I am right now.

As I said at the outset of this call, we are focused on one thing – shareholder value – and sometimes a company needs to go through a number of changes and challenges before its true value is discovered and unlocked.  Speaking on behalf of my Board, my super talented management team, and myself, I can tell you that we are in it to win it and with your continued support, that’s exactly what we will do.

Again, thank you for your patience, your trust and your confidence. I’ll look forward to sharing more news about bBooth and our Notifi products with you real soon.